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              MARKETING, ADVERTISING AND SALES AGREEMENT

          THIS MARKETING, ADVERTISING AND SALES AGREEMENT (this "Agreement") is entered into on January 23, 1997, to have effect from and as of November 18, 1996 (the "Effective Date"), by and between INTERNATIONAL MEDIA SERVICES LTD., a limited liability company organized under the laws of Bermuda ("IMS"), and INNOVA FILM GMBH, a limited liability company organized under the laws of Germany ("Innova").

          WHEREAS:

          A. Pursuant to license no. 00280 dated November 11, 1996 (the "UT-2 License"), the Ukrainian National Council for Television and Radio (the "NKTB") has granted to Broadcasting Company "Studio 1+1" in the Form of a Limited Liability Company, a limited liability company organized under the laws of Ukraine ("Studio 1+1"), the right to broadcast on the Second National Television Channel of Ukraine ("UT-2").

          B. The grant of the UT-2 License was conditioned on the termination of Innova's broadcast rights under that certain Agreement on International Cooperation for the Organization of Television Broadcasting on the First National Television Channel of Ukraine, dated July 26, 1995, as amended, between Innova and the National Television Company of Ukraine (the "Innova-NTCU Agreement").

          C. Pursuant to that certain Contract for International Cooperation between Tele Radiogesellschaft Studio 1+1 and Innova Film GmbH to Produce Programmes for Ukrainian Television, entered into in November, 1996 (the "Innova-Studio 1+1 Agreement"; and, together with the UT-2 License, the "UT-2 Documents"), Studio 1+1 has granted to Innova, inter alia, the exclusive right for the broadcasting of advertising within the television programming produced by Studio 1+1 and transmitted via UT-2.

          NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the

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receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                               Article 1

          1.1 IMS confirms that it is aware of the contents of the UT-2 Documents and agrees not to take any action which would threaten Innova's rights thereunder.

                               Article 2

          2.1 Innova hereby assigns to IMS the exclusive right to market and sell broadcasting time for advertising which has been allocated to Innova pursuant to the UT-2 Documents, under the following conditions:

          2.1.1 marketing and sales activities may be carried out with advertising partners with no restriction as to their nationality;

          2.1.2 advertising for political parties or advertising promoting the ideological objectives of any group, association, country or religious community, other than in compliance with Ukraine law, is not permitted;

          2.1.3  the images in graphic form should not be offensive; and

          2.1.4 the guidelines of Studio 1+1 shall apply in the assignment of broadcasting times.

          2.2 In return for receiving the rights specified in Article 2.1, IMS hereby undertakes:

          2.2.1 to reimburse Innova and its Ukrainian subsidiary Enterprise Inter-Media for costs incurred in connection with (i) purchasing and producing program material and (ii) adapting program material; provided, however, that such costs must be approved quarterly in advance by IMS in order to be eligible for reimbursement. Innova shall be required to submit a proposed quarterly budget (the "Innova Quarterly Budget") to IMS at least one month in advance of each new quarter. IMS and Innova shall jointly approve and finalize each Innova Quarterly Budget within two weeks of IMS' receipt thereof;

          2.2.2 to reimburse costs incurred by Innova in
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connection with the purchasing of material and the employment of the services of outside individuals and institutes for specific purposes. Such costs may include:

          (a)  staff costs;

          (b) rental of premises in Kiev and additional costs for power, heating, cleaning and maintenance;

          (c)  costs of transportation, vehicles and
       freight;

          (d)  travel and insurance costs;

          (e)  administration costs, including office
       supplies, postage, telephone, legal, advisory and tax-advisory services;

          (f)  other expenses not specifically listed
       which Innova incurs in carrying out its obligations under the UT-2 Documents; and

          (g) expenses connected with the adaptation of a variety of audio-visual programs (e.g., cinema and video films, series, shows, sport and music programs and news reports) that can be transmitted on television. For purposes of this Agreement, the term "adapt" shall mean the reworking of broadcasting material to make it suitable for the Ukrainian viewing audience (e.g., translation into Ukrainian commentary);

  provided, however, that all such costs must be included in the Innova Quarterly Budget in order to be eligible for reimbursement by IMS.

          2.3.1 IMS shall bear the cost of all obligations and liabilities of Innova relating to the television operations of Innova in Ukraine that are (a) outstanding at the Effective Date or (b) incurred during the period from the Effective Date through December 31, 1996 ("Ukraine Television Obligations"). The parties agree that Ukraine Television Obligations shall not include any fines, interest, penalty payments or similar assessments levied by any court or fiscal authority against Innova in connection with any tax practices of Innova, or tax return or similar filing made or omitted to be made by Innova with respect to any period, prior to January 1, 1997. IMS shall not bear the cost of or be

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liable in any way for any obligations or liabilities of Innova through
December 31, 1996 other than Ukraine Television Obligations.

          2.3.2 IMS shall bear the cost of all obligations and liabilities incurred by Innova from January 1, 1997. IMS shall make promptly such payments to Innova as shall be necessary to meet Ukraine Television Obligations incurred subsequent to such date, including, without limitation, payments due from Innova pursuant to the terms of the Innova-Studio 1+1 Agreement.

                          Article 3

          3.1 Throughout the financial year, Innova shall make available to IMS all accounting information and documentation relating to reimbursable expenses incurred by Innova in connection with the UT-2 Documents.

          3.2 In addition to the reimbursement of expenses as specified in Articles 2.2 and 2.3 above, Innova shall receive from IMS the following monthly payments (to be paid at the beginning of every month to such account as designated by Innova):

          3.2.1  from the Effective Date through December 31, 1996
   - $5,000 per month;

          3.2.2 from January 1, 1997 - $6,000 per month;

          3.2.3 from January 1, 1998 - $7,000 per month;

          3.2.4 from January 1, 1999 - $8,000 per month;

          3.2.5 from January 1, 2000 - $9,000 per month;

          3.2.6 from January 1, 2001 - $9,500 per month;


  and

          3.2.7 from January 1, 2002 - $10,000 per month until the termination of this Agreement.

                          Article 4

          4.1 This Agreement shall terminate upon the earlier of (i) the mutual agreement of the parties and (ii) the expiry of the UT-2 License or the Innova-Studio

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1+1 Agreement.

                          Article 5

          5.1 This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

          5.2 Subject to Section 5.3, the parties shall make a good faith effort to resolve by negotiation among themselves any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity hereof (a "Dispute").

          5.3 Any Dispute which the parties shall not have been able to resolve in accordance with Section 5.2 within thirty (30) days after such Dispute has arisen shall be finally settled by arbitration in accordance with such arbitration agreement as shall be currently in effect binding the parties hereto.

          5.4 The provisions of this Article 5 shall survive the termination of this Agreement.

                          Article 6

          6.1 Any notice required or permitted by this Agreement shall be in writing. Such notices shall be written (i) in English when given to IMS and
  (ii) in English or German when given to Innova. Such notices shall be deemed to have been given (i) when delivered personally, (ii) twenty-four hours after being transmitted by telecopy (facsimile) or (iii) seven days after being sent by air courier, subject to confirmation of receipt. Notices sent to the parties shall be to the addresses or numbers specified in Article 7.

          6.2 If any provision of this Agreement is invalid, ineffective, unenforceable or illegal for any reason, such decision shall not affect the validity or enforceability of any or all of the remaining provisions. The parties agree that should any provision of this Agreement be invalid or unenforceable, they shall promptly enter into good faith negotiations to amend such provision in such a way that, as amended, it is valid and legal and to the maximum extent possible carries out the original intent of the parties as to the issue or issues

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in question.

          6.3 The failure of a party to exercise any right given to it under this Agreement, or to insist upon strict compliance with the terms of this Agreement by the other party, shall not constitute a waiver of the terms and conditions of this Agreement with respect to any subsequent breach thereof, nor a waiver by either of the parties of its rights at any time thereafter to require strict compliance with all the terms of this Agreement.

          6.4 This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          6.5 This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and cancels and invalidates all prior commitments or representations which may have been made by the parties either orally or in writing with respect to the subject matter hereof.

          6.6 This Agreement may be amended, modified or supplemented only by a written instrument authorized and executed on behalf of the parties. Neither IMS nor Innova may assign or transfer any of its rights or obligations under this Agreement without the prior consent of the other party.

          6.7 The terms and provisions of this Agreement shall be binding on the legal successors and permitted assigns, transferees and delegates of each party hereto.

          6.8 Each party hereto shall execute and deliver such other documents and take such other actions as may reasonably be requested by the other party hereto in order to consummate or implement the transactions contemplated hereby.

                          Article 7

          7.1   The addresses of the parties are as
  follows:

          IMS:           International Media Services
                           Ltd.
                         Clarendon House
                         Church Street

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                         Hamilton HM CX
                         Bermuda
                         Tel: 1 441 295 1422
                         Fax: 1 441 292 4720

          Innova:        Innova Film GmbH
                         Friederich-Ebert St. 31-33
                         40210 Dusseldorf, Germany
                         Fax: 49 211 175 1222

                         Tel: 49 211 175 102

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Marketing, Advertising and Sales Agreement on the date first above written.

  INNOVA FILM GMBH            INTERNATIONAL MEDIA
                                SERVICES LTD.

  By:_______________          By:____________________
     Name:                       Name:
     Title:                      Title: